                                                                   EXHIBIT 10.19
[LOGO]
                       Centillium Technology Corporation


                      "Expanding Communication Bandwidth"


Revised Offer Letter of August 5, 1999
--------------------------------------

August 17, 1999


Mr. Jon Sherburne
12443 De Sanka Avenue
Saratoga, CA 95070

Dear Jon:

On behalf of Centillium Technology Corporation, (the "Company"), I am pleased to offer you the position of Vice President Sales. You will be reporting A. Travis White, President and CEO of the Company:

The following components make up your salary structure during fiscal year 1999:

     .    Base salary:     $140,000.00
     .    Commission:      $40,000.00, paid quarterly based on achieving 100%
          of plan. Commission will be capped at 25% over plan.
     .    MBO's (5):       $20,000.00, paid annually.
     .    Sign on Bonus:   $10,000.00, will be paid after thirty days of
          employment. If you leave the organization before one year of continuous service, you will be required to pay back the bonus, in full.
Your base salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will accrue 3.69 hours vacation/personal time per pay period, totaling twelve days paid vacation annually. Your salary will be paid on a bi-weekly basis. All company benefits begin on the 1/st/ day of the following month from your employment date.

It will be recommended to the Centillium Technology Corporation Board of Directors that you be eligible to participate in the Centillium Technology Corporation Stock Option Program. Subject to this approval, you will be granted an option to purchase 215,000 (Two hundred fifteen thousand) shares of the company's Common Stock at an exercise price equal to the fair market value of the Company Common Stock on the date of grant as determined by the Centillium Technology Corporation Board of Directors.

Based on performance in relation to production from two specific accounts, I will recommend to the Board of Directors that you be granted an additional 10,000 (Ten thousand) shares of stock at or within one year from your date of employment. All shares will be subject to the standard four-year vesting schedule with the one-year cliff, per our stock option agreement.

If Centillium Technology is acquired, merged, or a significant change of control occurs which impacts your job responsibilities in one of the following ways, you and the Company agree that your stock options would be accelerated by one full year.

     .    Job elimination or if you are asked to leave the organization
     .    Job responsibilities were significantly reduced, changed or altered
     .    Forced to move to an unacceptable location

This acceleration of the vesting provision will be contained in your stock option agreement.

Under rule 83(b) you will be eligible to exercise unvested options. This enables you to recognize long term capital gains or losses and begins the process of the one-year holding period. You should note that under certain circumstances, you might be required to recognize the income tax purposes upon exercising options. Please consult your tax advisor, prior to exercising vested and unvested options. Should you terminate your relationship with Centillium Technology, the Company has the irrevocable, exclusive option for a period of ninety (90) days from such date, to repurchase up to that number of shares which are unvested, at the original purchase price per share.

Centillium Technology agrees to loan you the money to exercise your unvested stock options (Rule 83b), after the Board of Director's has approved your stock option grant. The loan shall bear an interest rate of six percent (6%), compounded annually. In connection with exercising any unvested options, you will be required to execute and deliver Centillium's standard early exercise agreements. The conditions regarding the repayment of the loan are as follows.

     . When Centillium Technology goes public or if you are to leave the company, the loan will be repaid in full and any accrued interest thereon.
     . Prior to selling any shares, you will be responsible for paying the applicable portion of the loan and any accrued interest thereon.

Your offer is contingent upon your agreement that you will not, during and after your employment with Centillium Technology Corporation, improperly use or disclose proprietary information or trade secrets of any former or concurrent employer or other person or entity, and that you will not bring onto the premises of Centillium Technology Corporation, any unpublished document or proprietary information belonging to any such employer, person, or entity, unless consented to in writing by such employer, person, or entity.

Your acceptance of this offer represents the sole agreement between you and Centillium Technology Corporation, no prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter. Centillium Technology is an "at will": employer which means that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or employee, with or without notice.

This offer is valid for four days from the date of this letter, unless any other arrangements are made. Please indicate your acceptance and start date by signing and returning the enclosed copy of this letter.

Sincerely,

/s/ A. Travis White

A. Travis White
President and CEO

                         The foregoing terms and conditions are hereby accepted:

                         Start Date:  September 13, 1999
                                     -----------------------------------

                         Signed:      /s/ Jon Sherburne
                                 ---------------------------------------
                                      Jon Sherburne

                         Date:        8/18/99
                               -----------------------------------------